Free Writing Prospectus pursuant to Rule 433 dated January 30, 2026

Registration Statement No. 333-284538

Tes wil

Market Linked Securities — Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust and the iShares® Silver Trust due February 15, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	Underwriting discount:

up to 2.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.325% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

Market Measures (each referred to as an “underlier,” and collectively as the “underliers”):	the SPDR® Gold Trust and the iShares® Silver Trust
Pricing date:	expected to be February 12, 2026
Issue date:	expected to be February 18, 2026
Final calculation day:	expected to be February 12, 2029
Stated maturity date:	expected to be February 15, 2029

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (Maturity Payment Amount)

Security return at maturity
Lowest performing underlier return
Security return
100
80
60
40
20
0
-20
-40
-60
-80
-100
0.00%
-40.00%
-100
-75
-50
-25
0
25
50
75
100
Hypothetical return of the lowest performing underlier

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing underlier on the final calculation day is less than its downside threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any underlier, but you will have full downside exposure to the lowest performing underlier on the final calculation day if the ending price of that underlier is less than its downside threshold price.

You should read the accompanying preliminary pricing supplement dated January 29, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated January 29, 2026
●
WFS product supplement no. 9 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $890 and $920 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

Starting price:	with respect to an underlier, the fund closing price of such underlier on the pricing date
Ending price:	with respect to an underlier, the fund closing price of such underlier on the final calculation day
Performance factor:	with respect to an underlier on any calculation day, the quotient of (i) its fund closing price on such calculation day divided by its starting price (expressed as a percentage)
Lowest performing underlier:	for any calculation day, the underlier with the lowest performance factor on that calculation day
Automatic call:

If the fund closing price of the lowest performing underlier on any call date is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment and any previously unpaid contingent coupon payments. The securities will not be subject to automatic call until the May 2026 calculation day.

Downside threshold price:	with respect to an underlier, 60% of its starting price
Contingent coupon payment:

Subject to the automatic call, on each contingent coupon payment date, for each $1,000 of the outstanding face amount, you will receive a contingent coupon payment equal to at least $42.00 (equivalent to a contingent coupon rate of at least 16.80% per annum) (set on the pricing date) if, and only if, the fund closing price of the lowest performing underlier on the related calculation day is greater than or equal to its coupon threshold price. In addition, if the fund closing price of the lowest performing underlier on one or more calculation days is less than its coupon threshold price and, on a subsequent calculation day, the fund closing price of the lowest performing underlier is greater than or equal to its coupon threshold price, on the contingent coupon payment date related to such subsequent calculation day you will receive the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).

Coupon threshold price:	with respect to an underlier, 60% of its starting price
Call settlement date:	the contingent coupon payment date immediately following the applicable call date
Calculation days:	quarterly, on the 12th day of each February, May, August and November, commencing May 2026 and ending November 2028, and the final calculation day
Call dates:	quarterly; the calculation days commencing in May 2026 and ending in November 2028, inclusive
Contingent coupon payment dates:	quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Maturity payment amount (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlier on the final calculation day is greater than or equal to its downside threshold price: $1,000; or
•
if the ending price of the lowest performing underlier on the final calculation day is less than its downside threshold price:

$1,000 × performance factor of the lowest performing underlier on the final calculation day

CUSIP:	40058XB29
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 9, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlier.
▪
You May Not Receive a Contingent Coupon on Any Contingent Coupon Payment Date
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Contingent Coupon, a Lower Coupon Threshold Price and/or a Lower Downside Threshold Price May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Securities Are Subject to Automatic Redemption
▪
The Contingent Coupon Does Not Reflect the Actual Performance of the Underliers from the Pricing Date to Any Calculation Day or from Calculation Day to Calculation Day
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underliers
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers

Additional Risks Related to the Underliers

▪
The Policies of the Underlier Investment Advisor For Any Underlier Could Affect the Amount Payable on Your Securities and Their Market Value.
▪
Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underliers, There Is No Affiliation Between the Underlier Investment Advisors and Us.
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underliers or That There Will Be Liquidity in Any Such Trading Market; Further, the Underliers Are Subject to Custody Risks
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Securities

▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities

Additional Risks Related to the SPDR® Gold Trust

▪
The SPDR® Gold Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Value of the Shares of the SPDR® Gold Trust Relates Directly to the Value of the Gold Held by the SPDR® Gold Trust and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the SPDR® Gold Trust’s Shares
▪
Fees and Expenses Payable by the SPDR® Gold Trust Are Charged Regardless of Profitability and May Result in a Depletion of its Assets
▪
Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the SPDR® Gold Trust
▪
The Amount of Gold Represented by the Shares of the SPDR® Gold Trust Will Continue to Be Reduced During the Life of the SPDR® Gold Trust Due to the SPDR® Gold Trust’s Expenses
▪
Termination or Liquidation of the SPDR® Gold Trust Could Adversely Affect the Value of the Securities

Additional Risks Related to the iShares® Silver Trust

▪
The iShares® Silver Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Price of the iShares® Silver Trust Is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Securities in Unforeseeable Ways
▪
Investing in Securities Linked to the iShares® Silver Trust Is Not the Same as Investing Directly in Silver
▪
An Investment in the Securities Is Subject to Risks Associated with the London Bullion Market
▪
Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Securities
▪
The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.